Exhibit 99.1

Ten Year Analysis of Consolidated Loss and LAE Development

Presented Net of Reinsurance with Supplemental Gross Data

	Years Ended December 31,

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003

	(dollars in millions)
Reserves for unpaid loss and LAE	$2,292	$2,168	$2,184	$2,385	$2,383	$2,492	$2,188	$1,737	$1,547	$1,470	$1,853
Paid (cumulative) as of:
One year later	565	555	502	561	564	664	744	667	448	161
Two years later	964	923	876	949	1,050	1,220	1,280	1,012	525
Three years later	1,243	1,208	1,153	1,315	1,479	1,627	1,541	1,083
Four years later	1,449	1,394	1,432	1,648	1,767	1,893	1,602
Five years later	1,588	1,593	1,689	1,836	1,974	1,890
Six years later	1,730	1,791	1,828	1,993	1,922
Seven years later	1,882	1,897	1,958	1,917
Eight years later	1,973	2,006	1,862
Nine years later	2,070	1,883
Ten years later	1,944
Liability re-estimated as of:
One year later	2,300	2,273	2,358	2,390	2,550	2,507	2,220	1,920	1,569	1,593
Two years later	2,355	2,401	2,331	2,549	2,555	2,496	2,407	1,939	1,727
Three years later	2,460	2,372	2,460	2,542	2,546	2,561	2,425	2,068
Four years later	2,424	2,468	2,449	2,539	2,561	2,574	2,552
Five years later	2,508	2,450	2,448	2,550	2,577	2,699
Six years later	2,478	2,449	2,454	2,552	2,707
Seven years later	2,478	2,450	2,442	2,682
Eight years later	2,478	2,433	2,578
Nine years later	2,448	2,575
Ten years later	2,589
Cumulative deficiency	(297)	(407)	(394)	(297)	(324)	(207)	(364)	(331)	(180)	(123)	—
End of year:
Gross liability	3,160	2,948	3,240	3,417	3,563	3,597	3,492	3,307	3,424	3,226	3,174
Reinsurance recoverable	868	780	1,056	1,032	1,180	1,105	1,304	1,570	1,877	1,756	1,321
Net liability	2,292	2,168	2,184	2,385	2,383	2,492	2,188	1,737	1,547	1,470	1,853
One year later:
Gross re-estimated liability	3,347	3,447	3,478	3,638	3,705	3,712	3,665	3,682	3,471	3,326
Re-estimated reinsurance recoverable	1,047	1,174	1,120	1,248	1,155	1,205	1,445	1,762	1,902	1,733
Net re-estimated liability	2,300	2,273	2,358	2,390	2,550	2,507	2,220	1,920	1,569	1,593
Two years later:
Gross re-estimated liability	3,801	3,633	3,662	3,766	3,783	3,833	3,999	3,679	3,609
Re-estimated reinsurance recoverable	1,446	1,232	1,331	1,217	1,228	1,337	1,592	1,740	1,882
Net re-estimated liability	2,355	2,401	2,331	2,549	2,555	2,496	2,407	1,939	1,727
Three years later:
Gross re-estimated liability	3,964	3,812	3,766	3,829	3,867	4,039	3,989	3,778
Re-estimated reinsurance recoverable	1,504	1,440	1,306	1,287	1,321	1,478	1,564	1,710
Net re-estimated liability	2,460	2,372	2,460	2,542	2,546	2,561	2,425	2,068
Four years later:
Gross re-estimated liability	4,123	3,879	3,824	3,904	3,966	4,012	4,080
Re-estimated reinsurance recoverable	1,699	1,411	1,375	1,365	1,405	1,438	1,528
Net re-estimated liability	2,424	2,468	2,449	2,539	2,561	2,574	2,552
Five years later:
Gross re-estimated liability	4,184	3,932	3,892	3,962	3,946	4,095
Re-estimated reinsurance recoverable	1,676	1,482	1,444	1,412	1,369	1,396
Net re-estimated liability	2,508	2,450	2,448	2,550	2,577	2,699
Six years later:
Gross re-estimated liability	4,227	3,995	3,930	3,934	4,038
Re-estimated reinsurance recoverable	1,749	1,546	1,476	1,382	1,331
Net re-estimated liability	2,478	2,449	2,454	2,552	2,707
Seven years later:
Gross re-estimated liability	4,289	4,023	3,890	4,033
Re-estimated reinsurance recoverable	1,811	1,573	1,448	1,351
Net re-estimated liability	2,478	2,450	2,442	2,682
Eight years later:
Gross re-estimated liability	4,317	3,981	4,012
Re-estimated reinsurance recoverable	1,839	1,548	1,434
Net re-estimated liability	2,478	2,433	2,578
Nine years later:
Gross re-estimated liability	4,263	4,114
Re-estimated reinsurance recoverable	1,815	1,539
Net re-estimated liability	2,448	2,575
Ten years later:
Gross re-estimated liability	4,404
Re-estimated reinsurance recoverable	1,815
Net re-estimated liability	2,589
Gross cumulative deficiency	(1,244)	(1,166)	(772)	(616)	(475)	(498)	(588)	(471)	(185)	(100)	—